EXHIBIT 10.3

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Agreement sets forth the terms of your separation of employment with Advance Biofactures Corporation (the “Employer”), a wholly-owned subsidiary of BioSpecifics Technologies Corporation (the “Company”).  If you understand and agree with these terms, please sign in the space provided below.  If you, the Employer and the Company sign below, this will be a legally binding document representing the entire agreement between you, the Employer and the Company regarding the subjects it covers.  We will refer to this document as the “Agreement.”

Termination Date.  Your last day of work with the Company and the Employer was April 6, 2020 (the “Termination Date”).

Consideration.  Provided you have timely executed this Agreement (which includes a general release and waiver of claims and other promises herein), do not revoke it, and otherwise comply with its terms, the Employer will provide you with the following severance benefits:

Salary Continuation.  A cash payment equal to one (1) times your current annual base salary, payable in installments over a period of twelve (12) months following the Termination Date (the “Cash Severance Payments”).  Your Cash Severance Payments will be reduced by any taxes and other amounts that the Employer is legally required to withhold and will be made in accordance with the payroll practices of the Employer.  The first payment will be retroactive to the Termination Date.

COBRA Continuation.  Subject to your eligibility for, and timely election of, continued health care coverage under COBRA, the Employer will reimburse you in cash an amount equal to one hundred percent (100%) of the COBRA premiums you incur for you, or on behalf of your eligible dependents, under the health plans of the Employer during the twelve (12) month period following the Termination Date.  Such reimbursement shall be provided on the payroll date immediately following the date on which you remit the applicable premium payment, and reasonable evidence of such payment; provided, that where such remittance makes it impractical to include such reimbursement on the payroll date immediately following such remittance, then such reimbursement shall be provided in the next subsequent payroll date.  Reimbursements under this paragraph shall commence within sixty (60) days following the Termination Date, with the first payment including any reimbursements that would have otherwise been payable during the period between the Termination Date and the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the extent required by law and shall not be made with respect to any month following the date on which you either become ineligible for COBRA coverage or you become eligible for group health insurance coverage in connection with new employment (a “Disqualifying Event”).  You are required to notify the Employer within five (5) business days of becoming aware that a Disqualifying Event has occurred or will occur.  For the avoidance of doubt, following the expiration of the Continuation Period, you may continue your health insurance coverage under COBRA at your own expense to the extent permitted under applicable law.  Whether you choose to elect COBRA coverage continuation is your choice, and you are encouraged to consider all of your benefits options before making any decision, as this may impact your ability to later obtain alternative coverage outside of open enrollment periods.

Release of Claims.  In exchange for the payment(s) described in the Consideration clause above, you hereby waive all claims available under federal, state or local law against the Company and the Employer and the directors, officers, employees, employee benefit plans and agents of the Company and the Employer arising out of your employment with the Employer and service with the Company or the termination of that employment and service, including but not limited to all claims arising under the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, Title VII of the Civil Rights Act of 1964 the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1989, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, the Delaware Persons With Disabilities Employment Protections Act, the Delaware Whistleblower’s Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, and the Delaware Constitution, all as amended, provided, however, that nothing in this agreement shall be construed as a requirement for or condition to any payment due under the Wage Payment and Collection Act, the New York State Executive Law (including its Human Rights Law), the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York Wage and Hour Laws, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the retaliation provisions of the New York State Workers’ Compensation Law, the New York State False Claims Act, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, and the New York State Constitution, all as amended, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.  You are not waiving your right to vested benefits under the written terms of the retirement plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law. You represent that you have not made any claim or allegation related to unlawful discrimination, harassment, retaliation or sexual abuse, and none of the payments set forth in this Agreement relate to unlawful discrimination, harassment, retaliation or sexual abuse.

Restrictive Covenants.  You represent and agree that you have complied with and will continue to comply with all restrictive covenants between you and the Company and any of its affiliates (including without limitation the restrictive covenants set forth in Section 15 of your Employment Agreement dated as of October 8, 2019, a copy of which is attached hereto as Exhibit A), for the duration of such covenants, including any non-compete, non-solicit, and non-disparagement provisions, with respect to the Company and its affiliates, to which you are a party.

Medicare Disclaimer.  You represent that you are not a Medicare beneficiary as of the time you enter into this Agreement.  To the extent that you are a Medicare beneficiary, you agree to contact a Human Resources Representative of the Company or the Employer for further instruction.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below, or as otherwise permitted by law.  This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Reports to Government Entities.  Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clause, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company, the Employer or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company and Employer will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company or the Employer to engage in conduct protected by this paragraph, and you do not need to notify the Company or the Employer that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Nonadmission of Liability.  Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you, the Employer or by the Company.

No Other Amounts Due.  You acknowledge that the Company or the Employer has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company and the Employer have no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Agreement.  For the avoidance of doubt, you acknowledge and agree that as of the Termination Date, no portion of your outstanding equity awards under the Biospecifics Technologies Corp. 2019 Omnibus Incentive Compensation Plan have vested, and 100% of such awards shall terminate and be forfeited in accordance with their terms.

Signature.  The Company and the Employer hereby advise you to consult with an attorney prior to signing this Agreement.  You acknowledge that you have had a reasonable amount of time to consider the terms of this Agreement and you sign it with the intent to be legally bound.  This Agreement may be executed in two counterparts, each of which shall be considered one and the same instrument and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and its corresponding regulations with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent.  Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the taxable year of a payment.  Notwithstanding the foregoing, the Company and the Employer make no representations that the payments and benefits contemplated under this Agreement are exempt from Section 409A and in no event shall the Company or the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with the requirements of Section 409A.

Effective Date.  This Agreement will become effective and enforceable on the eighth (8th) day after you sign and do not revoke this Agreement (the “Effective Date”).  If you fail to return an executed original by midnight on April 27, 2020, this Agreement, including but not limited to the obligation of the Employer to provide the severance benefits provided in the Consideration clause above, shall be deemed automatically null and void.

Entire Agreement.  This Agreement sets forth the entire agreement between you, the Company, and the Employer and replaces any other oral or written agreement between you, the Company, and the Employer relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, except for your continuing obligations under Sections 12, 15, 16, 17, 18, 20, 21, 22, 23, 27, and 28, and the Company’s continuing obligations under Section 25, of the Employment Agreement.

Acknowledgment of Voluntariness and Time to Review.  You acknowledge that:

•	you read this Agreement and you understand it;
•	you are signing this Agreement voluntarily in order to release your claims against the Company and the Employer in exchange for payment that is greater than you would otherwise have received;
•	you are signing this Agreement after the date of your separation from the Company and the Employer; and you were offered at least twenty-one (21) days to consider your choice to sign this Agreement;
•	the Company and the Employer advise you to consult with an attorney;
•
you know that you can revoke this Agreement within seven (7) days of signing it and that the Agreement does not become effective until that seven-day period has passed.  To revoke, contact Jenn Chao at ____________; and

•	you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review this Agreement.

Employee: /s/ J. Kevin Buchi	Date: April 6, 2020

Employer: /s/ Jennifer Chao	Date: April 6, 2020
Name: Jennifer Chao
Title: Attorney-in-Fact

Company: /s/ Jennifer Chao	Date: April 6, 2020
Name: Jennifer Chao
Title: Chairperson of the Board of Directors